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                                                                   EXHIBIT 10.14

                               CREDIT AGREEMENT

This credit agreement is entered into this 22nd day of February 1999 by and between Patriot Advisors, Inc and CyberSentry, Inc that sets forth the terms and conditions governing the Line of Credit provided by Patriot Advisors, Inc ("Lender") to CyberSentry, Inc ("Creditor").

The Creditor hereby acknowledges and agrees that the Line of Credit will operate substantially as follows, and consents and agrees to the following terms and conditions:

AMOUNT

The amount of the Line of Credit is not to exceed 50% of the assests of the Creditor. The initial Line of Credit is in an amount up to three million dollars ($3,000,000).

SECURITY INTEREST

The Lender shall have a first security interest in any and all assets of the Creditor, including but not limited to, cash, receivables, inventory, licenses, patents and any and all other assets held by Creditor or its subsidiaries. This security interest can only be subordinated to another party by written approval from the Lender.

CREDIT LINE ADVANCES

The Creditor shall submit written requests to the Lender for access to the credit line that detail the amount and use of proceeds. The Lender, upon approval of the request, shall make payment to the designated parties. The Creditor hereby acknowledges that the amount of $171,000 has been approved and payed by the Lender, or its designees, at the request of the Creditor, pursuant to the Plan of Reorganization of Telecommunications Services Center, Inc ("TSC").

PAYMENT TERMS

The Creditors can obtain advances of credit for one year ("the draw period"). The payments shall be due monthly and shall be calculated on an interest only basis based on the annual percentage rate. The annual percentage rate shall be two points higher than the highest domestic "Prime Rate" published in the Wall Street Journal on the first day of publication in the previous month.

When the draw period ends, there shall be no further credit advances and the Creditor agrees to repay the entire outstanding balance, including any applicable fees and charges.




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PAYMENT UPON DEMAND

The Lender can terminate the Line of Credit and require the Creditor to pay the entire outstanding balance in one payment if:

(i)    There is fraud or material misrepresentation in connection with the line,
(ii)   The payment terms are not met,
(iii)  The Creditor's action or inaction adversely affects the collateral,
(iv) The Lender reasonably believes that the Creditor will be unable to meet the terms of this agreement due to a material change in the Creditor's financial circumstances.

GOVERNING LAW

This agreement shall be governed by, and in accordance with, the laws of the State of New York.

MISCELLANEOUS

If any provision is held to be invalid or unenforceable all other provisions shall nevertheless remain in full force and effect.

This agreement shall be binding upon its successors an assignees.


Agreed to this 22nd Day of February, 1999 by:


PATRIOT ADVISORS, INC:                    CYBERSENTRY, INC



By: /s/ Frank Kristan                     By: /s/ Gerald Resnick
   -------------------------                 --------------------------
   Frank Kristan                             Gerald Resnick
   President                                 President & CEO